Exhibit 99.1

             WellPoint Adopts Reimbursement for PhotoMedex XTRAC(R)


    MONTGOMERYVILLE, Pa. and CARLSBAD, Calif., April 20 /PRNewswire-FirstCall/ -- PhotoMedex (Nasdaq: PHMD) today announced that WellPoint, the nation's second largest health plan, covering more than 15 million medical members and 46 million specialty members, has adopted a medical policy approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC(R) laser system.

    Jeff O'Donnell, PhotoMedex' CEO said, "This is a major event for PhotoMedex. The favorable decision by one of the largest healthcare plans supports our view that our XTRAC(R) therapy cost-effectively provides superior clinical outcomes. We believe this will have a catalytic impact on other insurers and will trigger deployment of XTRAC laser systems and marketing programs in the geographies covered by WellPoint."

    WellPoint serves its members through Blue Cross of California, Blue Cross and Blue Shield of Georgia (the largest healthcare insurance entity in Georgia), Blue Cross and Blue Shield of Missouri, Blue Cross Blue Shield of Wisconsin, and throughout various parts of the country as UNICARE, HealthLink, and MethodistCare, Inc. (one of the largest HMOs in Houston). WellPoint is included in the S&P 500(R) Index. The medical policy covering XTRAC(R) can be found at http://medpolicy.bluecrossca.com/alpha_index.html, or any of the other WellPoint company websites.


    About PhotoMedex:

    PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The company is a leader in the development, manufacturing and marketing of medical laser products and services.


    Some portions of this release, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward looking statements will be achieved.



SOURCE  PhotoMedex Inc.
    -0-                             04/20/2004
    /CONTACT: Investors, Matt Clawson of Allen & Caron, +1-949-474-4300, matt@allencaron.com, for PhotoMedex, Inc.; or Dennis McGrath, CFO of PhotoMedex, Inc., +1-215-619-3287, info@photomedex.com/
    (PHMD)

CO:  PhotoMedex Inc.; WellPoint
ST:  California, Pennsylvania
IN:  HEA MTC BIO
SU:  PDT